Exhibit 10.11

ACTIVIDENTITY CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 7, 2008 (the “Effective Date”), by and between ActivIdentity Corporation, a Delaware corporation (the “Company”), and Michael Sotnick (“you”).

1.                                       Position.  You will serve as the Executive Vice President, Worldwide Sales and Field Operations of the Company.  You will have the duties and responsibilities customarily associated with such position.  Your office will be located at the Company’s headquarters at 6623 Dumbarton Circle, Fremont, California.  You will report to the Company’s Chief Executive Officer.  You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment or change your job title and duties at any time for any reason or for no reason.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms of this Agreement.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company.  You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company.  You will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this Agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.                                       Compensation.

a.                                       Salary.  You will be paid a monthly salary of $20,833.33, which is equivalent to $250,000 on an annualized basis.  Your salary will be payable twice each month pursuant to the Company’s regular payroll practices (or in the same manner as other employees of the Company), and shall be subject to the usual, required withholding of income and employment taxes.  Your annual salary of $250,000, together with any increases thereto, shall be referred to as your “Base Salary.”  Base Salary will be subject to annual review by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board of Directors”).

b.                                      Bonus.  You will be eligible for a target bonus (“Target Bonus”) equivalent to a certain percentage of the Base Salary, which unless has been otherwise agreed, has been set at the rate of one hundred percent (100%) of the Base Salary, with the potential for payment of up to two (2X) times the amount of the Target Bonus attributed to factors related to the Company’s financial plan (and not amounts related to Management by Objective (MBO) factors) in a given year for extraordinary performance (the actual bonus amount for fiscal 2009 is expected to be prorated at eighty-three and three tenths percent (83.3%) for a partial year).  Your Target Bonus percentage, the performance goals and objectives that your Target Bonus will be based upon and ultimate determination of the Target Bonus payment you receive will be determined by the Compensation Committee.  The Target Bonus, or any portion thereof, will be paid as soon as practicable after the

Compensation Committee determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) March 15 following the calendar year in which such Target Bonus is earned or (ii) the 15th day of the 3rd month following the close of the Company’s fiscal year in which such Target Bonus is earned.

c.                                       Equity Awards.

(i)                           On your first day of employment with the Company, subject to approval by the Board of Directors or a committee thereof, you will be awarded a stock option to purchase up to 600,000 shares of the Company’s common stock (the “First Option”).  The First Option will be exercisable at a price per share equal to the closing price of the Company’s common stock on the grant date, as reported on the Nasdaq Global Market, and the First Option will be granted outside of the Company’s stockholder-approved equity compensation plans as an “inducement award,” but will be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan as if granted thereunder.  Subject to your continuing service with the Company, the First Option will vest with respect to one-quarter of the underlying shares on the first anniversary of the grant date and then with respect to the remaining shares monthly thereafter equally over the next three years so that he is fully vested on the fourth anniversary of the grant date.  The First Option will have a seven-year term and will be treated as non-qualified under the Internal Revenue Code.

(ii)                        You shall be eligible to receive a stock option to purchase up to 350,000 shares of the Company’s common stock (the “Second Option”) upon the Company exceeding its revenue goal for the nine month period running from January 1, 2009, through September 30, 2009, as established in the Company’s Fiscal Year 2009 Business Plan (the “Business Plan”).  To the extent there is any uncertainty as to whether the Company’s revenue goal is exceeded from the amounts established in the Business Plan, the Compensation Committee, in its reasonable discretion and good faith, shall make the final determination.  The Second Option shall be granted by the Board of Directors or a committee thereof as soon as administratively feasible after the satisfaction of the revenue goal, subject to your continued employment on such grant date.  The Second Option will be exercisable at a price per share equal to the closing price of the Company’s common stock on the grant date, as reported on the Nasdaq Global Market, and the Second Option will be granted under the Company’s 2004 Equity Incentive Plan.  Subject to your continuing service with the Company, the Second Option will vest with respect to one-quarter of the underlying shares on the grant date and then with respect to the remaining shares monthly thereafter equally over the next three years so that he is fully vested on the third anniversary of the grant date.  The Second Option will have a seven-year term and, to the extent possible, will be treated as an incentive stock option under the Internal Revenue Code.

3.                                       Employee Benefits.  You will be eligible to participate in the employee benefits plan currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including the Company group health insurance, dental insurance and 401(k) plans.  The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.  You will be given a copy of, and must abide by, the Company’s employee handbook and employee benefit plan documents which will describe more fully these and other benefits of your employment, as well as the personal policies and procedures which apply to employment with the Company.  In all policies of officer liability insurance, you shall be named as an insured in such a manner as to provide you the same rights and benefits as are accorded to the Company’s other officers.

4.                                       Expense Reimbursement.  You will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties, in accordance with the Company’s policies and procedures.

5.                                       Severance.  In the absence of a Change of Control, if your employment with the Company is terminated by the Company without “Cause” (as defined below) or if you resign your employment for “Good Reason” (as defined below), then you shall be entitled to receive the following severance benefits:

a.                                       Twelve (12) months’ Base Salary, less applicable withholding taxes (the “Severance Payment”).

b.                                      The same level of health (i.e. medical and dental) coverage and benefits as in effect for you and your immediate family on the day immediately preceding the day of termination of employment; provided however, that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) 12 months from termination date.

The Severance Payment will be paid as a single lump sum upon termination.  The receipt of the Severance Payment pursuant to this Agreement is subject to your signing and not revoking a separation and release of claims agreement in a form reasonably and mutually acceptable to the Company and Employee (the “Release”), which must become effective no later than the 60th day following your termination of employment (the “Release Deadline”), and if not, you will forfeit any right to severance under this Agreement.  To become effective, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without you having revoked the Release.  In addition, the Severance Payment will not be paid or provided until the Release actually becomes effective.  In the event your termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which your termination occurs, then the Severance Payments under this Agreement that would be considered deferred compensation pursuant to Section 409A of the Code (as described in Section 12(a)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time (i) as required by the payment schedule applicable to each payment or benefit as set forth in Section 5, (ii) the date the Release becomes effective or (iii) as required by Section 12(a).

6.                                       Change of Control Termination.  If there is a “Change of Control” (as defined below) and within one year following the Change of Control, the Company or successor corporation terminates your employment without “Cause” (as defined below) or you resign your employment for “Good Reason” (as defined below), then you shall be entitled to receive the following severance benefits:

a.                                       Twelve (12) months’ Base Salary, less applicable withholding taxes (the “Change of Control Severance Payment”).

b.                                      The same level of health (i.e. medical and dental) coverage and benefits as in effect for you and your immediate family on the day immediately preceding the day of termination of employment; provided however, that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) you elect continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA.  The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) 12 months from termination date.

c.                                       Accelerated vesting of the First Option and the Second Option, to the extent that it is granted, such that they are fully vested and immediately exercisable upon termination.

The Change of Control Severance Payment will be paid as a single lump sum upon termination.    The receipt of the Change of Control Severance Payment pursuant to this Agreement is subject to your signing and not revoking the Release, in the manner prescribed by Section 5b above, which must become effective no later than the Release Deadline, and if not, you will forfeit any right to severance under this Agreement.  To become effective, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without you having revoked the Release.  In addition, the Severance Payment will not be paid or provided until the Release actually becomes effective.  In the event your termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which your termination occurs, then the Change of Control Severance Payment under this Agreement that would be considered deferred compensation pursuant to Section 409A of the Code (as described in Section 12(a)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time (i) as required by the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective or (iii) as required by Section 12(a).

7.                                       Confidential Information and Invention Assignment Agreement.  This Agreement  and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) a copy of which has been provided previously  for your review and execution.

8.                                       Certain Definitions.

a.                                       “Good Reason.”  As used in this Agreement, a resignation for “Good Reason” will occur if you comply with the Good Reason Process and resign your employment as a result of (a) a material reduction without Cause in your title or primary duties and responsibilities as Executive Vice President, Worldwide Sales and Field Operations, or (b) a reduction without Cause by more than fifteen percent (15%) in your starting Base Salary, or (c) a relocation to an office or location that is more than 50 miles from the office you were originally hired to work for the Company, or (d) the Company materially breaches this Agreement or any other material written agreement between you and the Company or the Company materially breaches or violates any lawful material employment policy of the Company applicable to you.  “Good Reason Process” shall mean that (1) you reasonably determine in good faith that a “Good Reason” condition has occurred; (2) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (3) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) you terminate your employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

b.                                      “Cause.”  As used in this Agreement, “Cause” shall mean any of the following:

(i)                           Failure to Perform Duties.  You continue to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Company that identifies with reasonable specificity how you have failed to perform;

(ii)                        Adverse Conduct.  You are convicted of, plea “guilty” or “no contest” to a felony offense or any unlawful act which would be materially detrimental to the reputation of the Company, or commit a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii)                     Breach Agreement or Policy.  You materially breach this Agreement, the Confidentiality Agreement, or any other material written agreement between you and the Company or you materially breach or violate any lawful material employment policy of the Company, including those prohibiting harassment of another employee.

c.                                       “Change of Control.”  As used in this Agreement, “Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company to a non-affiliate, (ii) any merger or consolidation of the Company with or into another corporation or other transaction in each case in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction do not continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or (iii) as a result of, or in connection with, a contested election of directors of Board of Directors of the Company, the persons who were directors of the Company immediately prior to the election cease to constitute a majority of the Board of Directors.  For further clarification, a reorganization or similar transaction among the Company and/or its affiliates shall not be deemed to constitute a Change of Control.

9.                                       Applicable Law; Severability.  This Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

10.                                 Successors and Assigns.  This Agreement shall be binding upon the Company’s successors and assigns and upon your heirs, executors, administrators, estate, successors and assigns.

For all purposes under this Agreement, the term “Company” shall include any affiliates of the Company and any successor to the Company’s business, stock and/or assets, which becomes bound by this Agreement.  You may not assign this Agreement.

11.                                 No Inconsistent Obligations.  By signing this Agreement and accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement.  You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title, or interest and that your employment by the Company as contemplated by this Agreement will not infringe upon or violate the rights of any other person or entity.  You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employers.

12.                                 Section 409A.

a.                                       Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

b.                                      You and the Company intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  You and the Company agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.                                       The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13.                                 Entire Agreement.  This Agreement together with the Confidentiality Agreement, sets forth the full and complete agreement between the Company and you regarding the subject matter hereof and supersedes any and all prior representations or agreements between you and the Company, if any, whether written or oral.  This Agreement may not be modified or amended except by a written agreement, signed by you and an officer of the Company.  No failure on the part of the

Company or you to exercise any power, right or privilege or remedy under this Agreement, and no delay on the part of the Company or you in such exercise shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other further exercise thereof or any other power, right, privilege or remedy.  Any waiver must be in writing and executed by the parties.  The captions contained in this Agreement are for convenience only and shall not be considered part of this Agreement.

DATED: December 4, 2008	ActivIdentity Corporation

	By:	/s/ Grant Evans
	Name:	Grant Evans
	Title:	CEO

DATED: December 4, 2008	Michael Sotnick

/s/ Michael Sotnick
(Signature)